EXHIBIT 16.1

November 3, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Giga-tronics Incorporated dated November 3, 2011 and filed November 3, 2011, and are in agreement with those statements.

Very truly yours, /s/ Perry-Smith LLP San Francisco, CA

cc:           Mr. Ken Harvey
Audit Committee Chair
Giga-tronics Incorporated